Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2007, except as to Notes 2, 3, 4, 5, 11, 15, 16, and 19 which are as of May 14, 2007, relating to the consolidated financial statements, the financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears on pages 21, 23, F-2, of the annual report on Form 10-K/A for the year ended December 31, 2006, and to reference to our Firm under the caption “Experts” in the Registration Statement.
/s/ VIRCHOW, KRAUSE & COMPANY, LLP
Minneapolis, Minnesota
December 18, 2007